UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 9, 2011

CORELOGIC, INC.

(Exact Name of the Registrant as Specified in Charter)

Delaware	001-13585	95-1068610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 First American Way, Santa Ana, California	92707
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (714) 250-6400

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On May 9, 2011, the Federal Deposit Insurance Corporation (the “FDIC”), as Receiver of Washington Mutual Bank (“WaMu”), filed a complaint in the United States District Court for the Central District of California against CoreLogic Valuation Services, LLC, f/k/a eAppraiseIT, LLC (“eAppraiseIT”); CoreLogic, Inc.; CoreLogic Real Estate Solutions, LLC, f/k/a First American Real Estate Solutions, LLC; CoreLogic Real Estate Information Services, LLC, f/k/a First American Real Estate Information Services, LLC; and The First American Financial Corporation.

The Complaint alleges that eAppraiseIT was grossly negligent and breached its contract with Washington Mutual in the provision of appraisal services in 2006 and 2007 relating to 194 residential mortgage loans and seeks to recover losses of at least $129 million that WaMu allegedly suffered. The Complaint appears to allege that eAppraiseIT is responsible for the entire amount of the losses that WaMu experienced on these loans, irrespective of any flaws in WaMu’s underwriting and risk management practices, any borrower fraud, an overall decline in property values in the relevant markets or any other relevant factors. The Complaint asserts claims against eAppraiseIT’s parent corporations, including CoreLogic, Inc., pursuant to alter ego theories of liability.

The Company believes the FDIC’s factual allegations, legal theories and damage calculations have many flaws, and the Company intends to defend itself vigorously. At this time, the Company cannot predict the ultimate outcome of this matter or the potential range of damages, if any.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CORELOGIC, INC.

Date: May 10, 2011	By:	/s/ Stergios Theologides
	Name:	Stergios Theologides
	Title:	Senior Vice President, General Counsel and Secretary